Exhibit 99.1

NEWS RELEASE

Contacts:
Manuel Mondragon, Assistant Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS SECOND QUARTER 2006 FINANCIAL

AND OPERATIONAL RESULTS

Provides Guidance for the Third Quarter

HOUSTON — August 9, 2006— W&T Offshore, Inc. (NYSE: WTI) announced today financial and operational results for the second quarter 2006.

•	Earnings were $0.58 per diluted share, or $0.71 without the effect of the derivative loss, in the second quarter 2006 vs. $0.69 in second quarter 2005

•	W&T was 100% successful in drilling three of three development wells on the conventional shelf

•	W&T was also successful in six of nine exploration wells, including four on the conventional shelf and two in the deep shelf

Net Income: Net income for the three months ended June 30, 2006 was $38.5 million, or $0.58 per diluted share, on revenue of $165.8 million. Net income reflects the impact of $12.8 million of unrealized loss ($8.4 million after-tax), or $0.13 per diluted share, associated with the change in fair market value of W&T’s open derivative contracts. Without the effect of the unrealized derivative loss, net income for the quarter would have been $46.8 million or $0.71 per diluted share. See “Additional Non-GAAP Information” later in this release. This compares to net income of $45.8 million, or $0.69 per diluted share, on revenues of $149.8 million for the second quarter of 2005. Net income for the six months ended June 30, 2006 was $94.3 million, or $1.43 per diluted share (or $1.50 per diluted share without the effect of the unrealized derivative loss), on revenues of $322.7 million, compared to net income of $85.1 million or $1.29 per diluted share, on revenues of $278.9 million for 2005.

Cash Flow from Operations and EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in “Additional Non-GAAP Information” later in this press release. Net cash provided by operating activities decreased 9% to $114.8 million during the second quarter 2006 from $126.1 million during the prior year’s second quarter. The decrease in cash provided by operating activities was primarily attributable to negative working capital changes. Second quarter 2006 Adjusted EBITDA was $137.4 million, compared to $123.0 million during the prior year’s second quarter. Net cash provided by operating activities for the six months ended June 30, 2006 increased 15% to $228.1 million from $198.6 million in the first half of 2005. Adjusted EBITDA was $265.6 million for the six months ended June 30, 2006, compared to $224.5 million for the prior year period. For more complete information regarding EBITDA and Adjusted EBITDA please see “Additional Non-GAAP Information” later in this press release.

Production and Prices: Total production in the second quarter of 2006 was 11.2 billion cubic feet (“Bcf”) of natural gas at an average price of $6.98 per thousand cubic feet (“Mcf”) and 1.4 million barrels (“MMBbls”) of oil at an average price of $61.13 per Bbl, or 19.8 billion cubic feet of natural gas equivalent (“Bcfe”) at an average price of $8.37 per Mcfe. This compares to production of 13.3 Bcf of natural gas at an average price of $7.08 per Mcf and 1.2 MMBbls of oil at an average price of $45.22 per Bbl, or 20.7 Bcfe at an average price of $7.24 per Mcfe in the second quarter of 2005. The natural gas volume decrease is primarily attributable to the deferral of production caused by Hurricanes Katrina and Rita and natural reservoir declines. The oil volume increase is primarily the result of successful drilling efforts. At the end of the second quarter we were producing at 90% of pre-Katrina levels.

For the six months ended June 30, 2006, total production was 22.1 Bcf of natural gas at an average price of $7.88 per Mcf and 2.5 MMBbls of oil at an average price of $59.32 per Bbl, or 37.1 Bcfe at an average price of $8.69 per Mcfe. This compares to 25.6 Bcf of natural gas at an average price of $6.72 per Mcf and 2.4 MMBbls of oil at an average price of $44.47 per Bbl, or 40.0 Bcfe at an average price of $6.97 per Mcfe for the same period in 2005.

Average prices exclude the settlement of derivative contracts that do not qualify for hedge accounting. Had the settlement of these derivatives been included, average sales price for natural gas would have been $7.22 per Mcf for the second quarter of 2006 and $8.01 per Mcf for the six months ended June 30, 2006. Average sales price for oil would have been $60.78 per barrel for the second quarter of 2006 and $59.13 per barrel for the six months ended June 30, 2006. On a natural gas equivalent basis, average sales price would have been $8.48 per Mcfe for the second quarter of 2006 and $8.75 per Mcfe for the six months ended June 30, 2006. The Company did not have any derivative contracts in place during the periods ended in 2005.

Lease Operating Expenses (“LOE”): LOE for the second quarter of 2006 decreased to $16.3 million, or $0.82 per Mcfe, from $17.9 million, or $0.86 per Mcfe, in the second quarter of 2005. The decline in LOE was due to fewer workovers and lower maintenance expenses, which were partially offset by an increase in operating costs. LOE for the six months ended June 30, 2006 was $32.1 million or $0.86 per Mcfe, compared to $34.0 million or $0.85 per Mcfe in 2005. LOE for the periods ended in 2006 excludes hurricane remediation costs reclassified to accounts receivable that we believe are reimbursable under our insurance policies.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A increased to $67.3 million, or $3.40 per Mcfe, in the second quarter of 2006 from $51.9 million, or $2.51 per Mcfe, in the same period of 2005. DD&A for the six months ended 2006 was $116.4 million or $3.14 per Mcfe, compared to DD&A of $93.2 million, or $2.33 per Mcfe, for the same period in 2005 as a result of an increase in our total depletable costs from a larger capital spending program.

Capital Expenditures and Operations Update: During the second quarter of 2006, we participated in the drilling of nine exploration wells (gross) in the Gulf of Mexico of which six were successful. We also successfully drilled three development wells during the period. During the second quarter of 2006, we spent $65.1 million for development, $80.4 million for exploration and $6.0 million for other capital items, including acquisitions. For the six months ended June 30, 2006, $127.7 million was spent on development, $132.3 million for exploration and $14.4 million on other capital items, including leasehold acquisitions.

As a result of exploration success the Company has experienced over the last twelve months, capital spending on completion projects has exceeded earlier expectations. Additionally, the full extent of the Company’s exploration program at Green Canyon 82 “Healey” was not included in the original budget. The Company expects the stand-alone budget to be increased by approximately $150 million above the original budget of $400 million.

Drilling Highlights: In the second quarter of 2006, the Company participated in the drilling of twelve wells, nine exploration, and three development. Of the wells drilled in the second quarter of 2006, one was in deepwater, two were on the deep shelf, and nine were on the conventional shelf. Two shelf wells and one deepwater well were considered non-commercial. After the close of the second quarter, three additional exploration discoveries were made, along with one development well, which are indicated by an asterisk (*).

Successful Wells:

Field Name/Well	Category	Working Interest %
Eugene Island 205 C-2ST	Exploration / Shelf	100%
West Delta 30 D-3ST	Exploration / Shelf	100%
Mobile Bay 823 BB-2	Exploration / Shelf	100%
South Timbalier 206 A-10ST*	Exploration / Shelf	25%
West Delta 30 D-6ST	Exploration / Shelf	100%
Eugene Island 205 C-4ST	Exploration / Deep Shelf	100%
Eugene Island 205 C-1ST	Exploration / Deep Shelf	100%
Eugene Island 205 C-3ST*	Exploration / Deep Shelf	100%
Green Canyon 82 #3*	Exploration / Deepwater	100%
East Cameron 321 A-22ST	Development / Shelf	100%
East Cameron 321 A-12ST	Development / Shelf	100%
East Cameron 321 A-25ST*	Development / Shelf	100%
West Delta 30 D-2ST	Development / Shelf	100%

Non-commercial Wells:

Field Name/Well	Category	Working Interest %
Eugene Island 205 D-4ST	Exploration / Shelf	100%
Venice BLD #1	Exploration / Shelf	100%
Garden Banks 240 #1	Exploration / Deepwater	33%

In the remainder of the year, the Company anticipates drilling three exploration wells on the conventional shelf, one in the deep shelf and up to two in the deepwater. Additionally, we have two development wells scheduled for the second half of 2006.

Dividends: On June 28, 2006, the board of directors declared a cash dividend of $0.03 per common share, which was paid on August 1, 2006 to shareholders of record on July 14, 2006. On May 1, 2006, the Company paid a cash dividend of $0.03 per common share to shareholders of record on April 14, 2006.

Insurance Update: Our estimate of repair costs associated with hurricanes Katrina and Rita has increased to between $90 and $100 million. As of June 30, 2006, the Company has incurred $7.8 million of development costs and $41.1 million of production costs, net to its interest, to remediate damage caused by Hurricanes Katrina and Rita and the Company believes these costs are reimbursable under its insurance policies. W&T reclassified these costs to accounts receivable and continues to file claims with its underwriters for reimbursement. Included in joint interest and other receivables at June 30, 2006 is $43.4 million, which represents the estimated reimbursable hurricane remediation costs incurred in excess of the deductibles. In July 2006, the Company received an initial payment for our first claim related to Hurricane Rita in the amount of $4.9 million. This payment was for reimbursable costs of $10.1 million, less the cumulative annual deductible for 2005 of $5.0 million and a per occurrence deductible of $250,000.

Kerr-McGee Transaction Update: The daily production from Kerr-McGee properties is 186 Mmcfe as of July 16, 2006. The Kerr-McGee Transaction is on track to be completed and closed during the third quarter of 2006.

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. Guidance on performance for the third quarter, full year of 2006 is shown in the table below. The guidance is for W&T stand-alone only and does not include the impact of the pending Kerr-McGee Transaction.

Estimated Production	Third Quarter 2006	Full-Year 2006
Crude oil (MMBbls)	1.5 –1.6	5.8 – 6.1
Natural gas (Bcf)	11.9 – 12.2	48.2 – 51.1
Total (Bcfe)	21.1 – 21.6	83.0 – 87.7

Operating Expenses ($ in millions, except as noted)	Third Quarter 2006	Full-Year 2006
Lease operating expenses	$22.5 –$24.0	$75.3 –$82.3
Gathering, transportation & production taxes	$3.7 – $4.4	$15.1 –$16.5
General and administrative	$8.6 –$10.6	$38.0 –$43.0
Income tax rate, % deferred	35.0%, 80%	35.0%, 80%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Wednesday, August 9, 2006 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 262-2175 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Wednesday, August 16, 2006, and may be accessed by calling (303) 590-3000 and using the pass code 11067661.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates.

For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and difficulties associated with closing our pending Kerr-McGee Transaction and the integration and operation of its properties thereafter and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2005 (www.sec.gov).

- Tables to Follow -

W&T OFFSHORE, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Oil and natural gas	$165,714	$149,665	$322,566	$278,389
Other	82	114	84	462

Total revenues	165,796	149,779	322,650	278,851
Expenses:
Lease operating	16,284	17,874	32,064	34,027
Gathering, transportation costs and production taxes	5,252	3,139	6,508	7,635
Depreciation, depletion, and amortization	65,072	49,607	111,910	88,564
Asset retirement obligation accretion	2,262	2,314	4,516	4,626
General and administrative	9,072	5,754	20,732	12,663
Commodity derivative loss	10,548	—	5,272	—

Total operating expenses	108,490	78,688	181,002	147,515

Income from operations	57,306	71,091	141,648	131,336

Net interest income (expense)	1,434	108	2,756	(113)

Income before income taxes	58,740	71,199	144,404	131,223

Income tax expense	20,275	25,417	50,108	46,159

Net income	$38,465	$45,782	$94,296	$85,064

Earnings per common share:
Basic	$0.58	$0.69	$1.43	$1.33

Diluted	$0.58	$0.69	$1.43	$1.29

Weighted average shares outstanding:
Basic	65,971	65,970	65,971	63,977

Diluted	66,138	65,970	66,060	65,967

Consolidated Cash Flow Information
Net cash provided by operating activities	$114,798	$126,123	$228,104	$198,551

Capital expenditures	$151,483	$91,071	$274,376	$147,110

Other Financial Information
Adjusted EBITDA	$137,406	$123,012	$265,564	$224,526

W&T OFFSHORE, INC.

Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales:
Natural gas (MMcf)	11,212	13,276	22,116	25,652
Oil (MBbls)	1,431	1,232	2,498	2,386
Total natural gas and oil (MMcfe)	19,798	20,667	37,105	39,966

Average daily equivalent sales (MMcfe/d)	218	227	205	221

Average realized sales prices:
Natural gas ($/Mcf)	$6.98	$7.08	$7.88	$6.72
Oil ($/Bbl)	61.13	45.22	59.32	44.47
Natural gas equivalent ($Mcfe)	8.37	7.24	8.69	6.97

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$0.82	$0.86	$0.86	$0.85
Gathering, transportation cost and production taxes	0.27	0.15	0.18	0.19
Depreciation, depletion, amortization and accretion	3.40	2.51	3.14	2.33
General and administrative	0.46	0.28	0.56	0.32
Net cash provided by operating activities	5.80	6.10	6.15	4.97
Adjusted EBITDA	6.94	5.95	7.16	5.62

W&T OFFSHORE, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash	$97,309	$187,698
Accounts receivable	120,604	83,623
Prepaid expenses and other	40,659	12,503

Total current assets	258,572	283,824

Property and equipment - at cost	1,762,866	1,486,865
Less accumulated depreciation, depletion and amortization	829,494	717,583

Net property and equipment	933,372	769,282

Other assets	14,876	11,414

Total assets	$1,206,820	$1,064,520

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$177,959	$143,049
Asset retirement obligations	32,967	39,653
Accrued liabilities and other	48,888	48,990

Total current liabilities	259,814	231,692
Long-term debt	—	40,000
Asset retirement obligations, less current portion	115,893	112,621
Deferred income taxes	185,482	134,395
Other liabilities	10,189	2,429
Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	54,062	52,332
Retained earnings	581,379	491,050

Total shareholders’ equity	635,442	543,383

Total liabilities and shareholders’ equity	$1,206,820	$1,064,520

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Operating activities:
Net income	$94,296	$85,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	116,426	93,190
Amortization of debt issuance costs	159	183
Share-based compensation	1,731	385
Commodity derivative loss	7,490	—
Deferred income taxes	51,087	18,714
Changes in operating assets and liabilities	(43,085)	1,015

Net cash provided by operating activities	228,104	198,551

Investing activities:
Investment in oil and gas property and equipment	(271,313)	(146,985)
Purchases of furniture, fixtures and other	(3,063)	(115)
Change in restricted deposits	(153)	(108)

Net cash used in investing activities	(274,529)	(147,208)

Financing activities:
Repayments of borrowings of long-term debt	(40,000)	(35,000)
Dividends to shareholders	(3,964)	(1,319)
Debt issuance costs	—	(889)

Net cash used in financing activities	(43,964)	(37,208)

(Decrease) increase in cash and cash equivalents	(90,389)	14,135
Cash and cash equivalents, beginning of period	187,698	64,975

Cash and cash equivalents, end of period	$97,309	$79,110

W&T OFFSHORE, INC.

Additional Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “EBITDA”, and “Adjusted EBITDA”. Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized derivative loss and associated tax effects. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and period to prior periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
	(Unaudited)
Net income	$38,465	$45,782	$94,296	$85,064
Plus: Unrealized commodity derivative loss	12,766	—	7,490	—
Plus: Income tax adjustment for above item	(4,404)	—	(2,599)	—

Adjusted Net Income	$46,827	$45,782	$99,187	$85,064

Adjusted Net Income per share-diluted without the effect of the above items	$0.71	$0.69	$1.50	$1.29

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

EBITDA is defined as net income plus income tax expense, net interest (income) expense, depreciation, depletion, amortization and accretion and non-cash expenses associated with unrealized changes in the fair market value of open derivative contracts. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use. “Adjusted EBITDA” excludes the unrealized gain or loss related to open derivative contracts. Adjusted EBITDA excludes certain items that management believes affect the comparability of operating results.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
	(Unaudited)
Net income	$38,465	$45,782	$94,296	$85,064
Income tax expense	20,275	25,417	50,108	46,159
Net interest (income) expense	(1,434)	(108)	(2,756)	113
Depreciation, depletion, amortization and accretion	67,334	51,921	116,426	93,190

EBITDA	124,640	123,012	258,074	224,526

Adjustments:
Non-cash change in unrealized commodity derivatives (before tax)	12,766	—	7,490	—

Adjusted EBITDA	$137,406	$123,012	$265,564	$224,526